Exhibit 10.14

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

January 25, 2005

Donald F. Corcoran

President and CEO

MethylGene Inc. (“MG”)

7220 Frederick-Banting, Suite 200

Montreal, Quebec H4S 2A1

Canada

Jason P. Rhodes

Chief Business Officer

EnVivo Pharmaceuticals, Inc. (“EnVivo”)

480 Arsenal Street, Building 1

Watertown, MA 03472

United States of America

Re:                             Collaboration and License Agreement between Taiho Pharmaceutical Co., Ltd. (“Taiho”) and MG dated October 16, 2003 (“Agreement”)

Dear Don and Jason:

This letter is in regards to the above-reference Agreement.

At MG’s and EnVivo’s request, in connection with a proposed transaction between MG and EnVivo, Taiho agrees to waive in part:  (A) the requirements of Section 8.3.1(b)(ii) of the Agreement, and (B) the proviso of the last sentence of Section 8.1.1 of the Agreement; in each case, solely with respect to EnVivo, as set forth in more detail below.

(A)                               You have informed us that FMR Corp. (“Fidelity”) is an Affiliate of EnVivo, but is purely a financial investor (i.e. satisfying the criteria described in clauses (iii) and (iv) below).  Accordingly, Taiho hereby waives the requirement of MG under Section 8.3.1(b)(ii) of the Agreement to […***…] from EnVivo that Fidelity and Fidelity Affiliates shall not develop or commercialize, or authorize any third party to develop or commercialize, any HDAC Inhibitor (other than Compounds) or a product containing the same, in the Field in the Territory during the term of the Agreement.  Section 8.3.1(b)(ii) shall otherwise remain in full force and effect with respect to EnVivo and EnVivo’s Affiliates other than Fidelity and Fidelity Affiliates.

As used herein, a “Fidelity Affiliate” shall mean an Affiliate of EnVivo that controls, is controlled by, or is under common control with Fidelity, as “control” is defined under Section 1.2 of the Agreement (as reproduced on Attachment A hereto), but only if such entity (i) is not controlled directly or indirectly by EnVivo, (ii) is not otherwise an Affiliate of EnVivo other than solely because such entity is controlled by Fidelity, (iii) does not have any right, license or interest (other than solely through a financial

***Confidential Treatment Requested

investment) in any product or technology owned or developed by EnVivo, and (iv) does not have any business relationship (other than solely through a financial investment) with EnVivo related to HDAC or HDAC Inhibitors.

(B)                               With respect solely to the Non-Cancer Selected Compounds designated by EnVivo under Sections 5.2.4(b) or 5.2.4(d) or elevated by EnVivo under Section 5.2.4(c) (“EnVivo Non-Cancer Selected Compounds”), and products containing EnVivo Non-Cancer Selected Compounds, Taiho hereby waives the proviso of the last sentence of Section 8.1.1, so that such last sentence reads as follows with respect to EnVivo:

“Notwithstanding the foregoing, the license of Section 8.1 shall exclude the right to make or use (other than to internally make or use for research purposes in the Field), develop, import, sell or offer for sale, EnVivo Non-Cancer selected Compounds and Products containing EnVivo Non-Cancer Selected Compounds.”

provided that EnVivo agrees to comply with this Section (B).  In consideration of the foregoing, EnVivo agrees that it shall not, and it shall ensure that its Affiliates do not (collectively, with EnVivo the “EnVivo Parties”), nor will such EnVivo Parties assist, authorize or grant rights to any sublicensees, distributors, or other third parties to, directly or indirectly: market, promote, sponsor studies or otherwise encourage use of, or seek Marketing Approval for, any EnVivo Non-Cancer Selected Compounds or products containing the same, within the Field in the Territory.  EnVivo shall ensure that the EnVivo Parties take diligent measures to prevent, and shall exercise reasonable and diligent efforts to ensure that its sublicensees and distributors take diligent measures to prevent, the development, promotion, sales or use of EnVivo Non-Cancer Selected Compounds or products containing the same within the Field in the Territory.

If Taiho believes, as a result of any business activities of the EnVivo parties, that off-label, unlicensed use of EnVivo Non-Cancer Selected Compounds or products containing the same, within the Field in the Territory is having a material adverse impact on Taiho’s business, Taiho may notify EnVivo thereof, and the parties shall discuss such matter in good faith, and implement a mutually agreeable mechanism to minimize or compensate for the financial and other impact of such sales on Taiho.

This waiver shall not be construed to impair, prejudice or constitute a waiver of any other right of Taiho under the Agreement, nor any other or future exercise of Taiho’s rights under Sections 8.3.1(b) and 8.1.1 of the Agreement.

If you are in agreement with the foregoing, please execute one of the enclosed duplicate originals in the space below and return the signed version to me at your earliest convenience.

Best regards,

/s/ Toru Usami
Toru Usami
President
Taiho Pharmaceutical Co., Ltd.

Agreed to:

/s/ Donald P. Corcoran
Donald P. Corcoran
President and CEO
MethylGene Inc. (“MG”)

Agreed to:

/s/ Stephen Knight
Stephen Knight
President and Acting CEO
EnVivo Pharmaceuticals, Inc. (“EnVivo”)

Attachment A

1.2                               “Affiliate” shall mean, in the case of a subject entity, another entity which controls, is controlled by or is under common control with the subject entity.  For purposes of this definition only, “control” shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority).